Exhibit 10.24
AQUA AMERICA, INC.
and SUBSIDIARIES
2009 ANNUAL CASH INCENTIVE COMPENSATION PLAN
BACKGROUND
•	In 1989, the Company and its compensation consultant conducted a feasibility study to determine whether the Company should implement an incentive compensation plan. The study was prompted by the positive experience of other investor-owned water companies with incentive compensation.

•	The study included interviews with executives and an analysis of competitive compensation levels. Based on the results, the compensation consultant recommended that the Company’s objectives and competitive practice supported the adoption of an annual incentive plan (the “Plan”). The Company has had a cash incentive compensation plan in place since 1990 and management and the Board of Directors believe it has had a positive effect on the Company’s operations, aiding employees, shareholders (higher earnings) and customers (better service and controlling expenses).

•	The Plan has two components — a Management Incentive Program and an Employee Recognition (“Chairman’s Award”) Program.

•	The Plan is designed to provide an appropriate incentive to the officers, managers and certain other key employees of the Company. The Management Incentive Program covers officers, managers and certain key employees of Aqua America, Inc., and its subsidiaries.

•	All incentive awards under the Plan shall be paid by March 15 of the calendar year following the calendar year in which such awards are earned.
MANAGEMENT INCENTIVE PROGRAM
•	Performance Measures
•	Annual incentive bonus awards are calculated by multiplying an individual’s Target Bonus by a Company Factor based on the applicable company’s performance and an Individual Factor based on the individual employee’s performance.

The approach of having a portion of the calculation of the annual incentive bonus tied to the applicable company’s financial performance is appropriate as the participants’ assume some of the same risks and rewards as the shareholders who are investing in the company and making its capital construction and acquisition programs possible. Customers also benefit from the participants’ individual objectives being met, as improvements in performance are accomplished by controlling costs, improving efficiencies and enhancing customer service. For these reasons, future rate relief should be lessened and less frequent, which directly benefits all customers.
•	The after-tax net income from continuing operations or earnings before interest, taxes and depreciation (“EBITD”) for the applicable company or business unit relative to its annual budget will be the primary measure for the company’s performance. The measurement to be used as the Company Factor (financial factor, thresholds and weighting by applicable business unit) for each participant will be established by the Executive Compensation Committee for those participants whose annual incentive compensation is determined by the Committee and by the Chairman of the Company for all other participants. Each year a “Target Net Income” or “Target EBITD” level will be established for the applicable company or business unit. Portions of the Company Factor may be tied to the financial targets of more than one company or business unit for some participants whose responsibilities involve more than one company or business unit. For purposes of the Plan, the Target Net Income or EBITD may differ from the budgeted net income or EBITD level. The applicable company’s or business unit’s final net income or EBITD may exclude the impact of any unbudgeted extraordinary gains or losses as a result of changes in accounting principles and the financial results may be adjusted for other factors as deemed appropriate by the Executive Compensation Committee for those participants whose annual incentive compensation is determined by the Committee, and by the Chairman of the Company for the other participants.

•	The threshold level of performance is set at 75 percent of the Target Net Income or Target EBITD. If the final net income or EBITD for the applicable company or business unit for the year is less than 75 percent of the Target Net Income or Target EBITD, the Company Factor for that company or business unit will be set at 0%. No additional bonus will be earned for results exceeding 110 percent of the Target Net Income or EBITD.

•	Each individual’s performance and achievement of his or her objectives will also be evaluated and factored into the bonus calculation (the “Individual Factor”). Performance objectives for each participant are established each year and are primarily directed toward customer growth, improving customer service, controlling costs and improving efficiencies and productivity. Each objective has specific performance measures that are used to determine the level of achievement for each objective. A participant’s target Individual Factor should be no more than 90 points, with the possibility of additional points up to 110 points being awarded for measurable performance above the participant’s targeted performance level. Participants must achieve at least 70 points for their Individual Factor to be eligible for a bonus award under the Plan.

•	Participation
•	Eligible participants consist of officers, managers and certain key employees.

•	Participation in the Management Incentive Program will be determined each year. Each participant will be assigned a “Target Bonus Percentage” ranging from 5 to 70 percent depending on duties and responsibilities. The Executive Compensation Committee will approve the Target Bonus Percentage for the CEO and the senior officers designated by the Committee each year.

•	The Target Bonus Percentage for each participant will be applied to their base salary.

•	Actual bonuses may range from 0, if the company’s financial results fall below the minimum threshold or the participant does not make sufficient progress toward achieving his or her objectives (i.e. performance measure points totaling less than 70 points), to 187.5 percent if performance — both Company and individual — is rated at the maximum.

•	New employees who are hired into a position that is eligible to participate in the Management Incentive Plan, will normally be eligible to receive a portion of the bonus calculated in accordance with this Plan that is pro-rated based on the number of full calendar months between the new employee’s hire date and the end of the calendar year.

•	Employees who would otherwise be eligible to participate in this Management Incentive Plan, but who leave employment with the company, either voluntarily (other than for retirement), or involuntarily, prior to the end of the Company’s fiscal year will not receive a bonus for the year in which their employment terminates.

•	If an employee who would otherwise be eligible to participate in this Management Incentive Plan dies, the company will pay the deceased employee’s estate a portion of the bonus the deceased employee would otherwise have been entitled to assuming a 100% Company Factor and 100% Individual Factor, but pro-rated for the number of full calendar months the employee completed before his or her death.

•	If an employee who would otherwise be eligible to participate in this Management Incentive Plan retires from the Company within the first ten (10) months of the Company’s fiscal year, the employee will receive payment of the bonus calculated under the terms of this Plan that the employee would otherwise have been entitled to assuming a 100% Company Factor and 100% Individual Factor, but pro-rated for the number of full calendar months the employee completed before his or her retirement. If an employee who would otherwise be eligible to participate in this Management Incentive Plan retires from the Company after completion of the first ten (10) months of the Company’s fiscal year, the employee will receive payment of the bonus calculated under the terms of this Plan, but pro-rated for the number of full calendar months the employee completed before his or her retirement.
Compliance
•	The Management Incentive Program is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Code, in order to avoid application of section 409A to the Management Incentive Program. If and to the extent that any payment under this Management Incentive Program is deemed to be deferred compensation subject to the requirements of section 409A, this Management Incentive Program shall be administered so that such payments are made in accordance with the requirements of section 409A.
•	Company Factor
•	Company performance will be measured on the following schedule:

	Percent of	Company
	Target	Factor
Threshold	<75%	0%
	75	35
	80	40
	85	45
	89.9	50
	90	60
	95	80
Plan	100	100
	105	110
	>110	125
•	The actual Company Factor should be calculated by interpolation between the points shown in the table above.

•	Regardless of the Company rating resulting from this Schedule, the Executive Compensation Committee retains the authority to determine the final Company Factor for participants whose annual incentive compensation is determined by the Committee and by the Chairman of the Company for the other participants under the Plan.

•	Individual Factor
•	Individual performance will be measured on the following scale:

Performance Measure	Individual
Points	Factor
0 - 69	0%
70	70%
80	80%
90	90%
100	100%
110	110%
•	In addition, up to 40 additional points and additional percentage points may be awarded to a participant at the discretion of the Chairman for exemplary performance, subject to approval by the Executive Compensation Committee for those participants whose annual incentive compensation is determined by the Committee. Individual performance points for the Chief Executive Officer are determined by the Executive Compensation Committee.
Sample Calculations
•	Example 1

Salary or	$70,000
Target Bonus	10 percent ($7,000)
Company Factor	100 percent
Individual Factor	90 percent
Calculation:

		Individual		Company		Individual
Target Bonus	x	Factor	x	Factor	=	Bonus Earned

$7,000	x	100%	x	90%	=	$6,300

•	Example 2

Salary or	$70,000
Target Bonus	10 percent ($7,000)
Company Factor	70 percent
Individual Factor	90 percent

Calculation:

		Individual		Company		Individual
Target Bonus	x	Factor	x	Factor	=	Bonus Earned

$7,000	x	90%	x	70%	=	$4,410

Example 3
•	If the Individual Factor is rated below 70 points, no bonus would be earned regardless of the Company Factor.
Calculation:

Individual		Company		Individual
Target Bonus	x	Factor	x	Factor	=	Bonus Earned

$7,000	x	100%	x	0	=	$0
Example 4
•	If the Company Factor is allocated between two companies, the bonus will be calculated separately based on the allocation.
Calculation:

		Company		Company		Individual
Target Bonus	x	Factor	x	Allocation	x	Factor	=	Bonus Earned

$7,000	x	100%	x	20%	x	90%	=	$1,260
$7,000	x	110%	x	80%	x	90%	=	$5,544

Total Bonus							=	$6,804

EMPLOYEE RECOGNITION (“CHAIRMAN’S AWARD”) PROGRAM
1.	In addition to the Management Incentive Program, the Company maintains an Employee Recognition Program known as the Chairman’s Award program to reward non-union employees who are not eligible for the management bonus plan for superior performance that contains costs, improves efficiency and productivity of the workforce and better serves our customers. Awards may also be made for a special action or heroic deed, or for a project that positively impacts the performance or image of the Company. Awards are entirely discretionary and may or may not be awarded to any individual employee. The availability of Awards is also contingent upon the Company’s meeting certain metrics of successful performance.
2.	Awards may be made from an annual pool designated by the Chairman of Aqua America with the approval of the Executive Compensation Committee. Unused funds will not be carried over to the next year. If financial performance warrants, management may request special Awards under the program. The individual Award calculation and the distribution of Chairman’s Awards to non-management employees are solely at the discretion of the officer to whom the employee reports and the Chairman of Aqua America. No Chairman’s Award(s) granted to non-management employees in prior years should be construed as a guaranty of future awards.
3.	In general, Chairman’s Awards will not be made to employees of a company or business unit that does not achieve at least 75% of its EBITD objective for the year, however, the Chairman may approve a pool of up to one-third of the annual pool that would otherwise be available for that company or business unit for awards to the eligible employees of that company or business unit.
4.	Awards may be made throughout the year, however, no more than one-third of a company’s Chairman’s Award pool may be awarded until the company’s final EBITD for the year is determined.
5.	Nominations for employees to receive Chairman’s Awards will be made to the applicable officer and should include documentation on the reasons for the recommendations. The applicable officer will review the nominations and forward their recommendations to the Chairman of Aqua America. The applicable officer has complete discretion to choose to recommend an Award or not, depending on factors and considerations deemed by the officer as relevant. Moreover, the Chairman may exercise his own discretion to determine if any individual employee will receive an Award.
6.	The Chairman will determine the individuals to actually receive a bonus and the amount. The maximum award to any one employee is $5,000.
7.	An employee must be actively employed by the Company at the end of the fiscal year in order to be eligible to be considered to receive a Chairman’s Award, unless the award is made to the eligible employee during the year.

8.	All Chairman’s Awards under the Employee Recognition Program shall be paid by March 15 of the calendar year following the calendar year in which such awards are earned.
9.	The Employee Recognition Program is intended to comply with the short-term deferral rule set forth in the regulations under section 409A of the Code, in order to avoid application of section 409A to the Plan. If and to the extent that any payment under this Employee Recognition Program is deemed to be deferred compensation subject to the requirements of section 409A, this Employee Recognition Program shall be administered so that such payments are made in accordance with the requirements of section 409A.